Exhibit 99.1
Ferguson Share Repurchase Program - Weekly Report
07/11/2023

WOKINGHAM, England--Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 54,894 of its ordinary shares in the period from July 3, 2023, up to and including July 7, 2023, in connection with its $3.0 billion share repurchase program.

Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
July 3, 2023	10,687	123.391044	XLON
July 4, 2023	9,270	123.050000	XLON
July 5, 2023	10,634	122.550000	XLON
July 6, 2023	15,361	119.100000	XLON
July 7, 2023	8,942	119.484761	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 27,746,511.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 204,424,671. The figure of 204,424,671 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases can be found at Ferguson - Investors - Shareholder Center - Share Buy-Back Details - 2023 Share Buy-Back.
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111

Ferguson Share Repurchase Program - Weekly Report
07/18/2023

WOKINGHAM, England--Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 43,846 of its ordinary shares in the period from July 10, 2023, up to and including July 14, 2023, in connection with its $3.0 billion share repurchase program.

Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
July 10, 2023	8,418	120.500000	XLON
July 11, 2023	24,193	121.351546	XLON
July 13, 2023	2,201	123.300000	XLON
July 14, 2023	9,034	123.150000	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 27,790,357.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 204,380,825. The figure of 204,380,825 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases can be found at Ferguson - Investors - Shareholder Center - Share Buy-Back Details - 2023 Share Buy-Back.
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111